Patricia L. Moss Announces Plan for Future Retirement as Chief Executive Officer of Cascade Bancorp and Bank of the Cascades

BEND, Ore., July 27, 2011 /PRNewswire/ -- Cascade Bancorp (NASDAQ: CACB) (the "Company") and its wholly-owned subsidiary Bank of the Cascades (the "Bank"), today announced that on Monday, July 25, 2011 Patricia L. Moss, the Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank, advised the Board of Directors of the Company of her intent to retire next year on July 25, 2012, at which time she plans to provide her formal notice of resignation. During the interim period, she will continue to serve as CEO and President of the Company and CEO of the Bank.

Patricia L. Moss commented, "After a 34-year career with the Bank, I look forward to spending more time with my family and fulfilling a personal desire to travel upon my retirement. Importantly, advising the board of my future retirement plans a year in advance of my retirement allows them sufficient time to make necessary succession and transition plans. I remain committed to the Bank and to all of our employees to carry out my duties as CEO until I retire next year and I look forward to supporting a smooth transition."

Gary Hoffman, chairman of the board, commented, "For 34 years Patti has been an outstanding leader for the Company and the Bank. As a Board, we are particularly grateful to Patti for the extraordinary effort and dedication she has consistently demonstrated over the years and particularly during the recent economic downturn. Thanks to her actions, she will be leaving our bank in a position of financial strength and well prepared to serve our communities into the future. We are very appreciative that she has provided us with adequate time to plan for a smooth transition. The Board has been conducting a search for a President of the Bank and in consideration of Patti's future retirement plans the board has created a search committee to begin the process of identifying the best CEO/President candidate. The Board is actively engaged and dedicated to finding a strong and experienced leader who shares Bank of the Cascades values to lead the Bank into the future."

About Cascade Bancorp and Bank of the Cascades

Bank of the Cascades is the principal subsidiary of Cascade Bancorp (NASDAQ: CACB). Headquartered in Bend, Oregon, Bank of the Cascades delivers personalized relationship banking, competitive financial products, and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Idaho's Treasure Valley. Throughout its history, the bank has been recognized for its long-standing tradition of corporate philanthropy. Recently, Deschutes County Children & Families Commission also recognized the Bank for its family friendly practices. For more information, visit www.botc.com.

CONTACT: Patricia L. Moss, President & Chief Executive Officer, +1-541-385-6205, or Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, both of Cascade Bancorp